EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Robert Kirkman, MD Chief Business Officer & VP Xcyte Therapies, Inc. (206) 262-6219

XCYTE THERAPIES, INC. ELECTS DANIEL K. SPIEGELMAN AS DIRECTOR

Seattle, WA-September 8, 2004 - Xcyte Therapies, Inc. (Nasdaq: XCYT) announced today that Daniel K. Spiegelman has been elected to the Company’s Board of Directors. Mr. Spiegelman will also become a member of the Audit and Compensation Committees of the Board.

“Dan Spiegelman has an extensive background in the financial and commercial issues facing growing biotechnology companies,” said Ron Berenson, President and CEO of Xcyte Therapies. “This experience will be of great value to Xcyte as our lead product, Xcellerated T Cells, advances in clinical development and approaches commercialization.”

“I am delighted to join Xcyte’s Board of Directors at this time in the Company’s evolution,” said Mr. Spiegelman. “Xcellerated T Cells may have broad potential applications to patients with cancer, infection and autoimmune diseases and appear to represent an exciting and unique commercial opportunity.”

Mr. Spiegelman is Senior Vice President and Chief Financial Officer of CV Therapeutics, Inc., Palo Alto, California, a position he has held since September 1999. He was Vice President and Chief Financial Officer for CV Therapeutics from January 1998 until September 1999. Mr. Spiegelman was employed previously by Genentech, Inc., holding the position of Treasurer from 1996 to 1998, Assistant Treasurer from 1992 to 1996, and Treasury Manager from 1991 to 1992. Mr. Spiegelman holds a B.A. in Economics from Stanford University and an M.B.A. from Stanford Graduate School of Business.

Xcyte Therapies, Inc. is a biotechnology company developing novel therapies that harness the power of the immune system to treat cancer and other serious illnesses. Xcyte derives its therapeutic products from a patient’s own T cells, which are cells of the immune system that orchestrate immune responses and can detect and eliminate cancer cells and infected cells in the body. Xcyte uses its patented and proprietary Xcellerate™ Technology to generate activated T cells, called Xcellerated T Cells™, from blood that is collected from the patient. Activated T cells are T cells that have been stimulated to carry out immune functions. The Xcellerate™ Technology is designed to rapidly activate and expand the number of the patient’s T cells outside of the body. Xcyte is currently conducting clinical trials of Xcellerated T Cells™ in patients with chronic lymphocytic leukemia, non-Hodgkin’s lymphoma, and multiple myeloma.

Note: Certain of the statements made in this press release are forward-looking, such as those, among others, relating to the clinical development and commercialization of Xcellerated T Cells. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks related to adverse clinical results as our product candidates move into and advance in clinical trials, risks inherent in early-stage development and failure by Xcyte Therapies to secure or maintain relationships with collaborators. More information about the risks and uncertainties faced by Xcyte Therapies is contained in our filings with the Securities and Exchange Commission. Xcyte Therapies disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Xcyte™, Xcyte Therapies™, Xcellerate™ and Xcellerated T Cells™ are trademarks of Xcyte Therapies, Inc.